EXHIBIT 99.1

hhgregg’s Second-Quarter Comparable Store Sales Increase 8.9%

Second Quarter Highlights

•	Company opens 80th store; 85th store to grand open on November 17th in Spartanburg, SC

•	Net sales increase 21.1%

•	Diluted net income per share, as adjusted for debt refinancing, increases 50% to $0.18

•	Company increases EPS guidance range from $0.87 to $0.97 to $0.95 to $1.03 for FY 2008

INDIANAPOLIS, November 14, 2007/Businesswire, hhgregg, Inc. (NYSE: HGG):

Operating Performance Summary

(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
(unaudited)	2007	2006	2007	2006
Net sales	$287,897	$237,718	$542,056	$440,966
Net sales % gain	21.1%	11.7%	22.9%	10.8%
Comparable store sales % gain(1)	8.9%	1.2%	8.8%	1.1%
Gross profit as % of net sales	30.8%	31.9%	31.0%	31.4%
SG&A as % of net sales	22.2%	23.4%	22.7%	24.0%
Net advertising expense as % of net sales	4.4%	4.2%	4.4%	4.5%
Income from operations	4.2%	4.3%	3.9%	2.8%
Loss (gain) related to early extinguishment of debt	21,087	(127)	21,695	(295)
Net income (loss)	$(6,892)	$3,526	$(4,019)	$2,149
Diluted net income (loss) per share	$(0.22)	$0.12	$(0.13)	$0.07
Diluted net income per share, as adjusted(2)	$0.18	$0.12	$0.29	$0.07

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for our e-commerce site.

(2)

Adjusted to exclude the loss on the early extinguishment of debt primarily from the debt refinancing completed in conjunction with the initial public offering in July 2007. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg”) today reported net income of $5.8 million, as adjusted to exclude the loss on the early extinguishment of debt from the debt refinancing completed in conjunction with the initial public offering in July 2007, or diluted net income per share of $0.18, compared with net income of $3.5 million, or $0.12 per diluted share, for the comparable prior year period. Including the impact of the early extinguishment of debt, the net loss for the quarter ended September 30, 2007 was $6.9 million, or $0.22 per diluted share. Net income for the six months ended September 30, 2007, as adjusted to exclude the loss from the early extinguishment of debt primarily arising from the debt refinancing was $9.0 million, or $0.29 per diluted share, compared to net income of $2.1 million, or $0.07 per diluted share, for the six months ended September 30, 2006. Including the impact of the loss from the early extinguishment of debt, the net loss for the six months ended September 30, 2007 was $4.0 million, or $0.13 per diluted share. The improvement in earnings, adjusted for the loss on the early extinguishment of debt, reflects strong comparable store sales growth, improved leverage of SG&A expenses and reduced interest expense due to significant debt de-leveraging during the past twelve months.

Net sales for the three months ended September 30, 2007 increased 21.1% to $287.9 million from $237.7 million for the three months ended September 30, 2006. Net sales for the six months ended September 30, 2007 increased 22.9% to $542.1 million compared to $441.0 million for the comparable prior year period. The increase in sales for the second quarter and the six months ended September 30, 2007, was primarily attributable to the addition of eight stores during the past twelve months coupled with an 8.9% and an 8.8% increase in comparable store sales, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and six months ended September 30, 2007 and 2006 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended September 30,		Six Months Ended September 30,		Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006	2007	2006	2007	2006
Video	41%	42%	40%	41%	7.5%	2.9%	8.4%	2.5%
Appliances	45%	46%	46%	47%	5.7%	0.8%	6.3%	1.0%
Other(1)	14%	12%	14%	12%	24.0%	(3.1)%	21.5%	(3.1)%

Total	100%	100%	100%	100%	8.9%	1.2%	8.8%	1.1%

(1)	Primarily consists of audio, personal electronics, mattresses, computer notebooks and furniture and accessories.

Second Quarter Operating Results

hhgregg’s 8.9% comparable store sales increase for the three months ended September 30, 2007 primarily reflects a higher average selling price driven by continued increases in sales of higher-ticket items in video, major appliances and mattresses. Video sales performance was fueled by triple-digit LCD flat panel television sales growth, particularly in larger screen sizes, outpacing the double-digit sales decline in projection and tube televisions. Appliance product category growth reflected continuing, increased demand for high-efficiency major appliances, particularly in the refrigeration, cooking and dishwasher sub-categories. The comparable store sales increase in the other product category was due to improvements in all sub-categories including computer notebooks, mattresses, personal electronics, audio and furniture and accessories.

Gross profit rate decreased by 1.1% to 30.8% for the three months ended September 30, 2007 from 31.9% for the three months ended September 30, 2006. The decrease in gross profit, as a percentage of sales, was attributable to aggressive promotional activity during the first part of the second quarter, amidst a competitive retail environment, designed to capture market share gains in both video and appliances.

SG&A expenses decreased by 1.2%, as a percentage of sales, from 23.4% for the three months ended September 30, 2006 to 22.2% for the three months ended September 30, 2007. The decrease in SG&A rate for the three months ended September 30, 2007 was primarily attributable to the leveraging effect of sales growth across many expense categories including payroll, rent and professional fees.

Net advertising expense, as a percentage of sales, increased 0.2% to 4.4% for the three months ended September 30, 2007 from 4.2% for the three months ended September 30, 2006. The increase was primarily attributable to an increase in advertising production costs associated with the launch of a new advertising campaign with a new advertising firm.

Other expense increased to $23.6 million for the three months ended September 30, 2007 from $4.4 million for the three months ended September 30, 2006. This increase was largely due to a loss on early extinguishment of debt of $21.1 million arising from a debt refinancing completed in July 2007. This increase was partially offset by a decrease of approximately $2.0 million in net interest expense due to a reduction in debt as a result of our refinancing.

Income tax expense decreased during the second quarter of fiscal 2008 compared to fiscal 2007 primarily as a result of the loss from the early extinguishment of debt associated with the debt refinancing in July 2007.

Year-to-Date Operating Results

The 8.8% comparable store sales increase for the six months ended September 30, 2007 primarily reflects a higher average selling price driven by continued increases in sales of higher-ticket items in video, major appliances and mattresses. Video sales performance was fueled by triple-digit LCD flat panel television sales growth, particularly in larger screen sizes, outpacing the double-digit sales decline in projection and tube televisions. Appliance product category growth reflected continuing, increased demand for high-efficiency major appliances, particularly in the dishwasher, cooking, laundry and refrigeration sub-categories. The comparable store sales increase in the other product category was primarily due to growth in computer notebooks, mattresses and furniture and accessories.

Gross profit, as a percentage of sales, decreased by 0.4% to 31.0% for the six months ended September 30, 2007 from 31.4% for the six months ended September 30, 2006. This decrease was attributable to aggressive promotional activity during the first part of the second quarter to drive increases in market share in both video and appliances.

SG&A expenses decreased by 1.3%, as a percentage of sales, from 24.0% for the six months ended September 30, 2006 to 22.7% for the six months ended September 30, 2007. The decrease in SG&A rate for the six months ended September 30, 2007 was primarily attributable to the leveraging effect of sales growth across many expense categories and decreases in insurance and depreciation expense.

Net advertising expense, as a percentage of sales, decreased 0.1% to 4.4% for the six months ended September 30, 2007 from 4.5% for the three months ended September 30, 2006. The decrease was primarily attributable to an increase in vendor support.

Other expense increased to $27.8 million for the six months ended September 30, 2007 from $8.8 million for the six months ended September 30, 2006. This increase was largely due to a loss on early extinguishment of debt of $21.7 million primarily arising from a debt refinancing completed in July 2007. This increase was partially offset by a decrease of approximately $3.0 million in net interest expense due to a reduction in debt as a result of our refinancing.

Income tax expense decreased during the six months ended September 30, 2007 compared to the six months ended September 30, 2006 primarily as a result of the loss from the early extinguishment of debt associated with the debt refinancing in July 2007.

hhgregg will be conducting a conference call to discuss operating results for the three and six months ended September 30, 2007, on Wednesday, November 14, 2007 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (888) 637- 7738. Callers should reference the hhgregg earnings call.

Attached is a reconciliation of non-GAAP measures used in this earnings release including net income to net income, as adjusted, and diluted net income per share to diluted net income per share, as adjusted. Additional non-GAAP financial measures to be discussed in the hhgregg investor earnings call, including net income, as adjusted, diluted net income per share, as adjusted, and adjusted EBITDA (earnings before net interest expense, income tax expense, depreciation and amortization) can be found at www.hhgregg.com on the investor relations page.

FY 2008 Guidance

The Company increased its earnings guidance for the fiscal year ended March 31, 2008. Diluted net income per share, as adjusted to exclude a $0.41 loss on the early extinguishment of debt arising primarily from a debt refinancing completed in connection with the Company’s initial public offering, is expected to range between $0.95 and $1.03 for fiscal 2008 up from previous guidance of $0.87 to $0.97. This improvement in earnings guidance is largely due to an increase in the range of expected comparable store sales growth of 3.5% to 5.5%, up from the prior fiscal 2008 guidance of 3% to 5%. Accordingly, net sales for fiscal 2008 are now expected to increase between 16% and 19% over fiscal 2007. The Company reiterates its expectations of opening 13 – 15 new units during fiscal 2008. The Company further expects that fiscal 2008 capital expenditures, net of sales and leaseback proceeds, will range between $26 million and $28 million as compared with prior guidance of $22 million to $24 million.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg® and Fine Lines®. hhgregg currently operates 84 stores in Alabama, Georgia, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on our key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; the effect of general and regional economic and employment conditions on its net sales; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at our central distribution centers; changes in cost for print, radio and television advertising; and changes in trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s prospectus filed pursuant to Rule 424(b)(4) with the SEC on July 20, 2007. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Director of Investor Relations

investorrelations@hhgregg.com

(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(In thousands, except share data)		(In thousands, except share data)
Net sales	$287,897	$237,718	$542,056	$440,966
Cost of goods sold	199,317	161,830	374,118	302,607

Gross profit	88,580	75,888	167,938	138,359
Selling, general and administrative expenses	64,055	55,673	123,288	105,944
Net advertising expense	12,539	10,022	23,596	20,004

Income from operations	11,986	10,193	21,054	12,411

Other expense (income):
Interest expense	2,540	4,523	6,152	9,153
Interest income	(34)	(10)	(39)	(15)
Loss (gain) related to early extinguishment of debt	21,087	(127)	21,695	(295)

Total other expense	23,593	4,386	27,808	8,843

Income (loss) before income taxes	(11,607)	5,807	(6,754)	3,568
Income tax expense (benefit)	(4,715)	2,281	(2,735)	1,419

Net income (loss)	$(6,892)	$3,526	$(4,019)	$2,149

Basic net income (loss) per share	$(0.22)	$0.12	$(0.13)	$0.08
Diluted net income (loss) per share	$(0.22)	$0.12	$(0.13)	$0.07
Weighted average shares outstanding—Basic	31,467,143	28,494,339	29,987,502	28,501,928
Weighted average shares outstanding—Diluted	31,467,143	29,189,214	29,987,502	29,196,803

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(AS A PERCENTAGE OF SALES)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(In thousands)		(In thousands)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	69.2	68.1	69.0	68.6

Gross profit	30.8	31.9	31.0	31.4
Selling, general and administrative expenses	22.2	23.4	22.7	24.0
Net advertising expense	4.4	4.2	4.4	4.5

Income from operations	4.2	4.3	3.9	2.8

Other expense (income):
Interest expense	0.9	1.9	1.1	2.1
Interest income	0.0	0.0	0.0	0.0
Loss (gain) related to early extinguishment of debt	7.3	(0.1)	4.0	(0.1)

Total other expense	8.2	1.8	5.1	2.0

Income (loss) before income taxes	(4.0)	2.4	(1.2)	0.8
Income tax expense (benefit)	(1.6)	1.0	(0.5)	0.3

Net income (loss)	(2.4)%	1.5	(0.7)%	0.5%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2007	March 31, 2007	September 30, 2006
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,556	$1,498	$1,642
Accounts receivable – trade, less allowances of $288, $409 and $171, respectively	14,646	10,641	12,515
Accounts receivable – other, less allowances of $52, $16 and $0, respectively	16,117	11,203	11,704
Merchandise inventories	141,009	113,602	114,235
Prepaid expenses and other current assets	2,957	7,239	3,804
Deferred income taxes	2,263	1,574	9,095

Total current assets	178,548	145,757	152,995

Net property and equipment	60,688	52,129	51,535
Deferred financing costs, net	3,883	6,342	8,513
Deferred income taxes	87,667	85,891	87,579
Other	400	406	961

	152,638	144,768	148,588

Total assets	$331,186	$290,525	$301,583

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$92,962	$73,973	$77,788
Line of credit	15,681	—	—
Current maturities of long-term debt	1,000	—	—
Customer deposits	18,282	16,958	15,592
Accrued liabilities	32,052	36,325	31,430

Total current liabilities	159,977	127,256	124,810

Long-term liabilities:
Long-term debt, net of current maturities	102,108	134,459	167,491
Other long-term liabilities	12,786	12,517	12,355

Total long–term liabilities	114,894	146,976	179,846

Total liabilities	274,871	274,232	304,656

Stockholders’ equity (deficit):
Preferred stock; no par value; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2007, March 31, 2007 and September 30, 2006	—	—	—
Common stock; no par value; 52,500,000 shares authorized; 32,241,600, 28,491,600 and 28,491,600 shares issued and outstanding as of September 30, 2007, March 31, 2007 and September 30, 2006, respectively	158,139	113,909	113,752
Other comprehensive loss	(212)	—	—
Accumulated deficit	(101,420)	(97,401)	(116,610)

	56,507	16,508	(2,858)
Note receivable for common stock	(192)	(215)	(215)

Total stockholders’ equity (deficit)	56,315	16,293	(3,073)

Total liabilities and stockholders’ equity (deficit)	$331,186	$290,525	$301,583

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	September 30, 2007	September 30, 2006
	(In thousands)
Operating activities:
Net income (loss)	$(4,019)	$2,149
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,882	5,983
Amortization of deferred financing costs	487	782
Accretion of original issue discount	188	249
Stock-based compensation	862	33
Loss on disposal of assets	5	58
Loss (gain) on early extinguishment of debt	21,695	(295)
Deferred income taxes	(2,323)	1,408
Changes in operating assets and liabilities:
Accounts receivable – trade	(4,005)	(5,491)
Accounts receivable – other	(4,915)	(2,882)
Merchandise inventories	(27,407)	(15,428)
Prepaid expenses and other assets	432	886
Deposits	3,856	2,230
Accounts payable – third parties	—	(529)
Accounts payable – vendors	23,511	23,431
Customer deposits	1,324	680
Other accrued liabilities	(4,273)	(519)
Other long–term liabilities	(1,767)	2,766

Net cash provided by operating activities	9,533	15,511

Investing activities:
Purchases of property and equipment	(16,527)	(9,399)
Proceeds from sale and leaseback transaction	2,300	2,725
Deposit on future sale and leaseback transaction	1,400	1,104
Proceeds from sales of property and equipment	64	124

Net cash used in investing activities	(12,763)	(5,446)

Financing activities:
Proceeds from issuance of common stock	48,750	—
Transaction costs for stock issuance	(5,382)	—
Repurchase of stock previously issued	—	(105)
Payments received on notes receivable for issuance of common stock	23	4
Net decrease in bank overdrafts	(4,522)	(444)
Net borrowings on line of credit	15,681	—
Payment on notes payable	(250)	—
Payment of financing costs	(2,930)	—
Proceeds from issuance of term loan	100,000	—
Payment for early debt extinguishment	(148,082)	(10,179)

Net cash provided by (used in) financing activities	3,288	(10,724)

Net increase (decrease) in cash and cash equivalents	58	(659)
Cash and cash equivalents:
Beginning of period	1,498	2,301

End of period	$1,556	$1,642

Supplemental disclosure of cash flow information:
Interest paid	$5,182	$8,309
Income taxes paid	5,899	72

HHGREGG, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION OF NET INCOME, AS ADJUSTED AND

DILUTED NET INCOME PER SHARE, AS ADJUSTED

(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except share data)	2007	2006	2007	2006
Net income (loss)	$(6,892)	$3,526	$(4,019)	$2,149
Transactional Adjustments:
(Gain) / loss related to early extinguishment of debt	21,087	(127)	21,695	(295)
Tax impact of above loss (gain)(1)	(8,434)	51	(8,678)	118

Net income, as adjusted	$5,761	$3,450	$8,998	$1,972
Weighted Average Shares Outstanding – Diluted	31,467,143	29,189,214	29,987,502	29,196,803
Adjustment to dilution impact(2)	1,071,426	—	1,067,121	—

Weighted Average Shares Outstanding – Diluted, as adjusted	32,538,569	29,189,214	31,054,623	29,196,803
Diluted net income (loss) per share	$(0.22)	$0.12	$(0.13)	$0.07
Diluted net income per share, as adjusted	$0.18	$0.12	$0.29	$0.07

(1)	Computed using a blended statutory rate of 40%.

(2)	Since a net loss was reported for the three and six months ended September 30, 2007, no stock options or restricted units were included in the computation of “Weighted Average Shares Outstanding – Diluted”. The adjustment represents the dilution effect of stock based compensation with exercise prices that exceed the average market price of the Company’s common stock for the period.